Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.

As of June 22, 2021

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaze International Holding Ltd.	England & Wales
5.	HDN Development Corporation	Kentucky
6.	HDN Motor Coach, LLC	North Carolina
7.	Insomnia Cookies Holdings, LLC	Delaware
8.	Insomnia Cookies Operators, LLC	Delaware
9.	Insomnia Cookies, LLC	Delaware
10.	KremeWorks Canada, L.P.	Delaware
11.	KremeWorks, LLC	Illinois
12.	Krispy Kreme Asia Pacific Ltd.	Hong Kong
13.	Krispy Kreme Australia PTY Ltd.	Australia
14.	Krispy Kreme Canada, Inc.	North Carolina
15.	Krispy Kreme Doughnut Corporation	North Carolina
16.	Krispy Kreme Doughnuts, Inc.	North Carolina
17.	Krispy Kreme Holding UK Ltd.	England & Wales
18.	Krispy Kreme Holdings PTY Ltd.	Australia
19.	Krispy Kreme Holdings, Inc.	Delaware
20.	Krispy Kreme Ireland Limited	Republic of Ireland
21.	Krispy Kreme Japan Co., Ltd.	Japan
22.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
23.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
24.	Krispy Kreme New Zealand Limited	New Zealand
25.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
26.	Krispy Kreme Servicios de Produccion, S.A. de C.V.	Mexico
27.	Krispy Kreme Servicios Planta, S.A. de C.V.	Mexico
28.	Krispy Kreme Texas, LLC	Delaware
29.	Krispy Kreme UK Limited	England & Wales
30.	Serve U Brands Inc.	New York
31.	Sonoflou, LLC	Delaware
32.	W.K.S. Krispy Kreme, LLC	Delaware